Exhibit 3.5

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TESARO, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

TESARO, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is TESARO, Inc. (the “Corporation”) and that this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “General Corporation Law”) on March 26, 2010 under the name TESARO, Inc.  The Restated Certificate of Incorporation of TESARO, Inc. was filed on May 10, 2010.  The Second Amended and Restated Certificate of Incorporation of TESARO, Inc. was filed on December 10, 2010.  The Third Amended and Restated Certificate of Incorporation of TESARO, Inc. was filed on June 6, 2011 and amended on July 7, 2011 and June [  ], 2012.

SECOND:  This Fourth Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228, 242, and 245 of the Delaware General Corporation Law.

THIRD:  Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Fourth Amended and Restated Certificate of Incorporation restates and integrates and also further amends the provisions of the certificate of incorporation of the Corporation as heretofore amended or supplemented.  The certificate of incorporation of the Corporation, as heretofore amended or supplemented, is superseded by this Fourth Amended and Restated Certificate of Incorporation and is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

The name of this corporation is TESARO, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the the General Corporation Law of the State of Delaware (the “General Corporation Law”).  The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

A.            Authorized Shares.  The total number of shares of all classes of stock that the Corporation shall have the authority to issue is [one hundred ten million (110,000,000)], of which [one hundred million (100,000,000)] of such shares shall be Common Stock having a par value of $[0.0001] per share (“Common Stock”), and [ten million (10,000,000)] of such shares shall be Preferred Stock, having a par value of $[0.0001] per share (“Preferred Stock”).

B.            Common Stock.

1.             Relative Rights.  The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock.  Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

2.             Dividends.  Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

3.             Dissolution, Liquidation, Winding Up.  In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.             Voting Rights.  Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and,

share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fourth Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law.

C.            Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by the General Corporation Law and the provisions of this Fourth Amended and Restated Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the General Corporation Law, for the issuance of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:  (1) the number of shares constituting that series and the distinctive designation of that series; (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (8) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

ARTICLE VI

A.            Number of Directors.  The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.  Each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

B.            Management of Business and Affairs of the Corporation.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

C.            Written Ballots.  Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE VIII

A.            Actions by Consent.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.

B.            Special Meetings of Stockholders.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, special meetings of stockholders of the Corporation may be called at any time by the Board of Directors, and shall be called by the Chief Executive Officer or  Secretary of the Corporation at the request in writing of a majority of the Board of Directors, but such special meetings may not be called by any other person or persons.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the General Corporation Law is amended after approval by the stockholders of this ARTICLE IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this ARTICLE IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights, preferences and privileges of any nature conferred upon stockholders, directors, or any other persons herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable provisions of the General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation and its stockholders.

Any amendment, repeal or modification of the foregoing provisions of this ARTICLE XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XII

Unless the corporation consents in writing to an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising against the Corporation pursuant to any provision of the General Corporation Law, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

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IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this      day of June, 2012.

Leon O. Moulder, Jr.